Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Closing of Over-Subscribed Rights Offering

SYKESVILLE, MD – March 25, 2014 – Carroll Bancorp, Inc. (OTCQB: CROL) (the “Company”), the parent company of Carroll Community Bank, is pleased to announce that it has received gross proceeds of approximately $2.0 million before expenses and stock purchased by the Company’s shared-based compensation plans as a result of the successful closing of its over-subscribed rights offering campaign, which expired on March 20, 2014. The offering was over-subscribed by $878,776, or 54,924 shares due to the demand for the stock.

Pursuant to the rights offering, stockholders were granted the opportunity to subscribe for Units consisting of one share of common stock and a warrant to purchase one-half of a share of common stock at a subscription price of $16.00 per whole Unit. Stockholders who exercised their basic subscription right in full were also eligible to elect an over-subscription privilege to purchase additional Units that remained unsubscribed for at the expiration of the rights offering (subject to availability and certain other limitations). After the exercise of the basic subscription rights, 34,097 Units remained available for purchase pursuant to over-subscription privileges. As a result of the offering being over-subscribed, subscribers who exercised their over-subscription privilege will be issued Units equal to approximately .3536 the number of Units they requested pursuant to their over-subscription privilege. Subscribers will receive a refund of the subscription price, without interest or deduction, for those Units which were not allocated to them in the rights offering pursuant to the over-subscription privilege. The stock and warrant certificates will be issued by our subscription agent on March 26, 2014.

As previously announced, the Company intends to use the net proceeds from the rights offering to enhance Carroll Community Bank’s overall capital position to enable continued growth, including funding of organic loan growth and increasing the allowable maximum loan amount that it may extend to any one customer, and for working capital and other general corporate purposes.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is now a state-chartered commercial bank with branch offices in Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.